EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

ResMed Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-08013, 333-88231, 333-115048, 333-140350, 333-140351, 333-156065, 333-164527, 333-167183, 333-181317, 333-186386,  333-194225 and 333-224537)  of ResMed Inc. of our reports dated August 7, 2019, with respect to the consolidated balance sheets of ResMed Inc. and subsidiaries as of June 30, 2019 and 2018, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2019, and the related notes and financial statement schedule II (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of June 30, 2019, which reports appear in the June 30, 2019 annual report on Form 10-K of ResMed Inc.

Our report dated August 7, 2019, on the effectiveness of internal control over financial reporting as of June 30, 2019, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of June 30, 2019, MatrixCare, Inc.’s internal control over financial reporting associated with total assets of $792.3 million (of which $766.2 million represents goodwill and intangible assets included within the scope of the assessment) and total revenue of $79.2 million included in the consolidated financial statements of ResMed Inc. and subsidiaries as of and for the year ended June 30, 2019. Our audit of internal control over financial reporting of ResMed Inc. and subsidiaries also excluded an evaluation of the internal control over financial reporting of MatrixCare, Inc.

/s/ KPMG LLP

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San Diego, California

August 7, 2019